ServiceNow www.servicenow.com

2225 Lawson Lane Santa Clara, CA 95054

Exhibit 10.22
November 25, 2024

Paul Smith

Dear Paul:

This letter agreement (this “Agreement”) is entered into between you and ServiceNow, Inc. (the “Company”) and it shall take effect immediately upon your execution of this Agreement below (the “Effective Date”). The purpose of this Agreement is to update the current terms and conditions of your employment with the Company.

You are currently working under an International Secondment Agreement dated April 2, 2024 for a one- year secondment period between January 1, 2024, to December 31, 2024, from ServiceNow UK Ltd. to the Company (the “Secondment Agreement”). Acceptance of this Agreement will terminate the Secondment Agreement in its entirety including all the terms and conditions applicable to the Secondment Agreement in their entirety.
You are also currently employed under a Contract of Employment dated April 26, 2022 with ServiceNow UK Ltd. (the “UK Employment Contract”). Acceptance of this new Agreement will terminate the UK Contract in its entirety including all the terms and conditions applicable to the UK Employment Contract in their entirety. However, acceptance of this Agreement and the related termination of the UK Employment Contract shall not trigger any termination benefits under the UK Employment Contract, including but not limited to severance, notice, or other separation-related benefits.

1.    Position. You will serve as the Company’s Chief Commercial Officer reporting solely and directly to the Company’s Chief Executive Officer. You will have all of the duties, responsibilities and authority commensurate with the position. You will be expected to devote your full working time and attention to the business of the Company. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and, subject to prior approval, serve on the board of directors (and any committees) and/or as an advisor of outside entities, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or
(ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company. As a matter of policy, the Company does not permit executive officers to serve on more than one outside board of directors for a for-profit company.

2.    Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Start Date and continuing until termination of your employment as set forth herein (the “Employment Term”).

3.    Work Location. You are authorized to perform your services for the Company from a primary location or locations of your choosing within fifty miles of New York City, so long as you fulfill the duties and requirements of your position and remain accessible during the Company’s regular business hours and as reasonably required outside of such hours to fulfill your duties hereunder, it being understood that you will primarily be providing services remotely from your primary residence in Connecticut.

ServiceNow www.servicenow.com

2225 Lawson Lane Santa Clara, CA 95054

4.    Cash Compensation.

a.    Base Salary. Your annual base salary (your “Base Salary”) effective as of the Effective Date will be Seven Hundred Sixty-One Thousand Two Hundred Fifty-Six Dollars ($761,256), less required deductions and withholdings, payable in accordance with the Company’s normal payroll practices. Thereafter, your Base Salary will be determined by the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), and shall be subject to increase but not decrease. Your position is classified as exempt and is not eligible for overtime pay per applicable regulations.

b.    Annual Target Bonus. During the Employment Term you will be eligible to participate in the Company’s executive corporate bonus program. Your annual bonus target will be One Hundred Twenty-Five percent (125%) of your Base Salary which equals Nine Hundred Fifty-One Thousand Five Hundred and Seventy Dollars ($951,570) for the applicable fiscal year (your “Target Bonus”). Whether you receive the Target Bonus, and the amount of any actual bonus amount awarded (your “Actual Bonus”), will be determined by the Compensation Committee in its good faith discretion based in all cases upon the achievement of both Company and individual performance objectives as established by the Compensation Committee. To be earn any Actual Bonus, you must be employed by the Company on the last day of the period to which the bonus relates and at the time bonuses are paid, except as otherwise provided herein. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus plan, as amended from time to time. The Actual Bonus shall be subject to required deductions and withholdings.

5.    Benefits, Vacation & Expenses.

a.    You will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives, pursuant to the governing plan documents.

b.    The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.

c.    The Company shall reimburse you or pay directly for any reasonable fees incurred by your legal or financial advisors in connection with the negotiation of this Agreement, the other agreements referenced herein and acceptance of this position in an amount not to exceed Thirty Thousand Dollars ($30,000).

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2225 Lawson Lane Santa Clara, CA 95054

6.    Equity Awards.

a.    Prior Equity Awards. The Company has previously granted you equity awards under the Company’s 2012 and/or 2021 Equity Incentive Plans. Such awards will continue to be subject to their existing terms and any additional terms set forth in this Agreement.

b.    Future Equity. You shall be eligible for future equity grants as determined by and pursuant to the terms established by the Compensation Committee. The amount and performance metrics for subsequent performance-based restricted stock units will be determined by the Compensation Committee.

7.    Definitions. As used in this Agreement, the following terms have the following meanings.

a.    Cause. For purposes of this Agreement, “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events, as determined by the Company in its good faith discretion:

i.    your conviction of, or plea of nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude;

ii.    your commission of or participation in a fraud or act of dishonesty against the Company that results in (or would reasonably be expected to result in) material harm to the business of the Company;

iii.    your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company or the improper disclosure of confidential information (as defined in the CIIA (as defined below));

iv.    your conduct that constitutes gross insubordination, or habitual neglect of duties and that results in (or would reasonably be expected to result in) material harm to the business of the Company;

v.    your material failure to follow the Company’s material policies; or

vi.    your failure to cooperate with the Company in any investigation or formal proceeding;

provided, however, that the action or conduct described in clauses (iii), (iv), (v), and (vi) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable. You shall not be terminated for Cause as a result of following directions of the Company’s Chief Executive Officer or the advice of counsel to the Company.

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2225 Lawson Lane Santa Clara, CA 95054

b.    Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

i.    the acquisition by a third party of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

ii.    a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

iii.    the dissolution or liquidation of the Company; or

iv.    the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
Notwithstanding any of the foregoing, any transaction or transactions effected solely for purposes of changing the Company’s domicile will not constitute a Change in Control pursuant to the foregoing definition.

c.    COBRA. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

d.    Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

e.    Disability. For purposes of this Agreement, “Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.

f.    Good Reason. For purposes of this Agreement, “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your written consent:

i.    any material diminution in your title, authority, duties or responsibilities as in effect immediately prior to such reduction or a material diminution in the authority, duties or responsibilities of the person or persons to whom you are required to report;

ii.    a material reduction by the Company in your Base Salary or Target Bonus, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your Base Salary or Target Bonus that is pursuant to a salary or bonus reduction

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2225 Lawson Lane Santa Clara, CA 95054

program affecting substantially all of the employees of the Company or substantially all similarly situated executive employees and that does not adversely affect you to a greater extent than other similarly situated employees;

iii.    a relocation of your business office to a location that would increase your one-way commute distance by more than thirty-five (35) miles from the location at which you principally performed your duties immediately prior to the relocation, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the relocation;

iv.    a material breach by the Company of this Agreement; or

v.    failure of a successor entity to assume this Agreement;

provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to resign for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily resign your employment within one hundred twenty (120) days following the end of the Cure Period.

8.    Effect of Termination of Employment.

a.    Termination by the Company for Cause or Resignation without Good Reason. In the event your employment is terminated by the Company for Cause or you resign your employment other than for Good Reason, you will be paid only: (i) any earned but unpaid Base Salary; (ii) other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate, unless otherwise specifically provided in this Agreement; and (iii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment the “Accrued Compensation”).

b.    Termination Due to Disability. In the event your employment terminates due to Disability (which termination may be implemented by written notice by the Company if you have a Disability), you will be paid: (i) the Accrued Compensation, (ii) the Actual Bonus for the year in which termination occurs, prorated for the number of days you were employed during such year, less amounts previously paid, if any, paid when annual bonuses are otherwise paid to active employees, but no later than March 15th of the year following the year in which the termination of employment occurs, subject to required deductions and withholdings; (iii) the amount of any Actual Bonus earned and payable from a prior bonus period which remains unpaid by the Company as of the date of the termination of employment determined in good faith in accordance with customary practice, to be paid at the same time as bonuses are paid for that period to other eligible executives; (iv) with respect to any outstanding and unvested restricted shares, such shares shall continue to

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2225 Lawson Lane Santa Clara, CA 95054

vest in full in accordance with their applicable vesting schedule; and (v) with respect to any outstanding and unvested performance-based restricted shares, such shares shall become vested on a pro rata basis, based on the number of days in which you have actually performed work, and subject to actual performance against performance metrics, at the time that such performance-based restricted stock units were scheduled to become vested, if at all.

c.    Termination without Cause (Not Due to Disability) or Resignation for Good Reason, Absent a Change in Control. If the Company terminates your employment without Cause (not due to Disability) or you resign your employment for Good Reason, in either case not in connection with a Change in Control (which is dealt with in Section 8(d) below), provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the company on the Company’s standard form of release, (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to the Accrued Compensation as well as the applicable benefits provided under the Company’s then-effective Executive Severance Policy applicable to the CEO and P5 members (the “Executive Severance Policy”), which is anticipated to be effective January 1, 2025 (the actual date of effectiveness, the “Executive Severance Policy Effective Date”). The Executive Severance Policy will include the following benefits:

i.    a lump sum payment equal to twelve (12) months of your then-current Base Salary less required deductions and withholdings;

ii.    a lump sum payment equal to One Hundred percent (100%) of your Actual Bonus for the then-current fiscal year based on: (x) actual achievement of Company performance and (y) deemed One Hundred percent (100%) achievement of personal performance objectives, if any, less any payment previously paid, if any, subject to required deductions and withholdings; and paid when annual bonuses are otherwise paid to active employees, but no later than March 15 of the year following the year in which the termination of employment occurs;

iii.    a payment of the COBRA premiums (or reimbursement to you of such premiums) for continued health coverage for you and your spouse and/or eligible dependents, as applicable, for a period of twelve (12) months;

iv.    With respect to any outstanding and unvested performance-based restricted shares, such shares shall become vested on a pro rata basis, based on the number of days in which you have actually performed work, and subject to actual performance against performance metrics, at the time that such performance-based restricted shares were scheduled to become vested, if at all.

In the event the Company reduces the benefits available to you under the Executive Severance Policy, the Company will provide you with at least six months’ notice prior to the effective date of such reduction (or such longer period as is provided in the Executive Severance Policy), together with an explanation of the Company’s rationale for making such reduction; provided, that no reduction of the benefits available to you under the

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2225 Lawson Lane Santa Clara, CA 95054

Executive Severance Policy shall be made in a manner disproportionate to similarly situated executive employees of the Company. In the event the Company terminates your employment without Cause (not due to Disability) or you resign your employment for Good Reason, in either case not in connection with a Change in Control (which is dealt with in Section 8(d) below) after the Effective Date of this agreement but before the Executive Severance Policy Effective Date, provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the company on the Company’s standard form of release (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to the Accrued Compensation as well as the benefits listed in Sections 8(c)(i-iv) immediately above.

d.    Termination without Cause (Not Due to Disability) or Resignation for Good Reason, in Connection with a Change in Control. In the event a Change in Control occurs and if the Company terminates your employment without Cause (not due to a Disability) or if you resign your employment for Good Reason, in either case within the period beginning three
(3) months before, and ending twelve (12) months following, such Change in Control; and provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 8(c)), you shall be entitled to the Accrued Compensation as well as the applicable benefits provided under the Executive Severance Policy. The Executive Severance Policy will include the following benefits:

i.    a lump sum payment equal to eighteen (18) months of your then-current Base Salary, less required deductions and withholdings;

ii.    a lump sum payment equal to One Hundred percent (100%) of your Target Bonus for the then current fiscal year, subject to required deductions and withholdings;

iii.    a payment of the COBRA premiums (or reimbursement to you of such premiums) for continued health coverage for you and your dependents for a period of eighteen
(18) months;

iv.    immediate acceleration of one hundred percent (100%) of the number of then- unvested shares subject to equity grants, unless otherwise provided (and to the extent specified) by the terms of such grants.

In the event a Change in Control occurs and if the Company terminates your employment without Cause (not due to a Disability) or if you resign your employment for Good Reason, in either case within the period beginning three (3) months before, and ending twelve (12) months following, such Change in Control after the Effective Date of this Agreement but before the Executive Severance Policy Effective Date; and provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 8(c)), you shall be entitled to the Accrued Compensation as well as the benefits listed in Sections 8(d)(i-iv) immediately above.

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2225 Lawson Lane Santa Clara, CA 95054

e.    Miscellaneous. For the avoidance of doubt, the benefits payable pursuant to Sections 8(b) through (d) are mutually exclusive and not cumulative. All lump sum payments provided in this Section 8 shall be made no later than the 60th day following your termination of employment (unless explicitly provided otherwise above). Notwithstanding the foregoing, in no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement, and, if the period during which you may execute or revoke the Release spans two taxable years, payments subject to the execution and non-revocation of the Release shall be paid (or commence) on the later of (i) the first business day of such second taxable year or (ii) the eighth calendar day after your execution of the Release. Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you during any period that you continue in a role with the Company that does not constitute a separation from service, and will be paid once you experience a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, notwithstanding anything to the contrary in this Agreement, upon a termination of your employment, you agree to resign prior to the time you deliver the Release from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time, and no payment will be made or become due to you until you resign from all such positions, unless requested otherwise by the Company’s Board of Directors (the “Board”).

9.    Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall deliver to the Company and you sufficient

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2225 Lawson Lane Santa Clara, CA 95054

documentation for you to rely on it for purpose of filing your tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10.    Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A2(b)(2) of the regulations under Section 409A of the Code.

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2225 Lawson Lane Santa Clara, CA 95054

11.    At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company continues to be “at will,” meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12.    Confidential Information and Other Company Policies. As a condition of employment, in conjunction with your execution of this Agreement, you will execute the attached At Will Employment, Confidential Information and Invention Assignment Agreement (the “CIIA”) and Arbitration Agreement (the “Arbitration Agreement”), to the extent you have not already executed the CIIA and Arbitration Agreement, and will comply with the Company’s insider trading policy, code of ethics, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

13.    Company Records and Confidential Information.

a.    Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment. Notwithstanding the foregoing, you shall be permitted to retain your personal contacts and personal correspondence, if any. Upon request, the Company will provide you with travel and expense information or documents in its possession reasonably needed for your personal tax return preparation.

b.    Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

14.    Indemnification. You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers of the Company, to the extent such agreement has not already been executed.

15.    Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by

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the Board from time to time hereafter, as allowed by applicable law; provided, that, you shall not be subject to policies inconsistent with those policies to which other senior executives are subject.

16.    Miscellaneous.

a.    Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

b.    Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the CEO at the Company’s corporate headquarters.

c.    Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by the Board or the Compensation Committee. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

d.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

e.    Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

f.    Entire Agreement. This Agreement, together with the Offer of Localized Relocation dated December 1, 2024, the CIIA and the Arbitration Agreement, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, without limitation, your UK Employment Contract dated April 26, 2022 and Secondment Agreement dated April 2, 2024, and constitute the entire agreement between you and the Company concerning the subject matter herein. In the event of a conflict between this Agreement and any of the Offer of Localized Relocation dated December 1, 2024, the CIIA and the Arbitration Agreement, the terms of this Agreement shall prevail. This Agreement may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

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g.    Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

h.    Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

Please indicate your acceptance of this Agreement by signing the bottom portion of this Agreement.

Best regards,

/s/ Jacqui Canney

Jacqui Canney
Chief People Officer
ServiceNow, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the
Company as set forth in this Agreement.

Accepted and Agreed:

By: /s/ Paul Smith    Date: November 27, 2024
Paul Smith